Shareholder Meeting Results

The Trust held a meeting of shareholders on January 26, 2005. Shareholders voted to elect John J. Dalessandro II,
David C. Flattum, Hans W. Kertess
and R. Peter Sullivan III as Trustees..

The resulting vote count is indicated below:

Election of John J. Dalessandro II
affirmative		Withheld
			Authority
285,321,252		288,097
Election of David C. Flattum
285,321,252		288,097
Election of Hans W. Kertess
285,321,252		288,097
Election of R. Peter Sullivan III
285,321,252		288,097

Messrs. Paul Belica and Robert E. Connor continue to serve as Trustees.